CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 26, 2024 relating to the financial statements and financial highlights of Strategy Shares Gold-Hedged Bond ETF, Strategy Shares Nasdaq 7HANDL™ Index ETF, Strategy Shares Newfound/ ReSolve Robust Momentum ETF, Day Hagan/Ned Davis Research Smart Sector ETF, Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF, and Day Hagan/Ned Davis Research Smart Sector International ETF, each a series of Strategy Shares, for the year ended April 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 26, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board